Exhibit 99.1
Miami, FL, March 23, 2007 — Terremark Worldwide, Inc. (AMEX:TWW), a leading operator of integrated Internet exchanges and a global provider of managed IT infrastructure solutions for government and private sectors, today announced the pricing of its public offering of 11 million shares of its common stock at $8.00 per share. The company has granted the underwriters an option to purchase up to an additional 1.5 million shares to cover over-allotments, if any. Credit Suisse Securities (USA) LLC is acting as sole bookrunning manager for the offering. Subject to customary conditions, the offering is expected to close on or about March 28, 2007. A registration statement relating to the securities for which this communication relates has been declared effective by the Securities and Exchange Commission, or the SEC. The offering and sales of securities pursuant to the offering may be made only by means of the final prospectus supplement and related prospectus. Before you invest, you should read the prospectus (and all supplements) in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. Copies of the final prospectus supplement and accompanying base prospectus with respect to the offering can be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department One Madison Avenue, New York, New York 10010 (telephone 212.325.2580) or by faxing requests to 212.325.8057. You may also get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. About Terremark Worldwide, Inc. Terremark Worldwide, Inc. (AMEX:TWW) is a leading operator of integrated Internet exchanges and a global provider of managed IT infrastructure solutions for government and private sectors. Terremark delivers its portfolio of services from seven locations in the U.S., Europe and Latin America and from four service aggregation and distribution locations, which aggregate network traffic and distribute network-based services in Europe and Asia to meet specific customer needs. Terremark’s flagship facility, the NAP of the Americas, is the model for the carrier-neutral Internet exchanges the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas — Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, colocation and managed services. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA 33133 (305) 856-3200. More information about Terremark Worldwide can be found at www.terremark.com. Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

Contacts: Terremark Worldwide, Inc., Miami Market Street Partners Sandra Gonzalez-Levy, 305-860-7829 JoAnn Horne, 415-445-3233 sgonzalez-levy@terremark.com joann@marketstreetpartners.com